EXHIBIT 6.2

EXCHANGE AGREEMENT

This Exchange Agreement, dated as of September____, 2020 (this “Agreement”) by and among Byzen Digital, Inc., a Nevada corporation (“Byzen”), and 100BIO, LLC, a California limited liability company (“100BIO”) . For purposes of this Agreement, Byzen, and 100BIO are sometimes collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, 100BIO desires to exchange newly issued membership units of 100BIO (the 100BIO Units”)representing a 51% interest in 100BIO for Two Million (2,000,000) shares of the Series A Redeemable Preferred Stock (the “Preferred Stock”) of Byzen (the “Byzen Shares”); and (ii) Byzen desires to acquire the 100BIO Units in exchange for the Byzen Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Exchange”); and

WHEREAS, it is the intention of the parties that upon the Closing (as hereinafter defined) 100BIO shall become a 51% owned subsidiary of Byzen.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

EXCHANGE OF 100BIO UNITS FOR BYZEN SHARES

Agreement to Exchange 100BIO Units for Byzen Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, 100BIO shall issue and deliver the 100BIO Units to Byzen and, in consideration and exchange for the 100BIO Units, Byzen shall issue and deliver the Byzen Shares to 100BIO

Closing and Actions at Closing. The closing of the Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at such time and date as the Parties hereto shall agree orally or in writing (the “Closing Date”).

Restrictions on Byzen Shares and the 100BIO Units. The Byzen Shares and the 100BIO Units have not been registered and are being issued pursuant to a specific exemption under the Securities Act, as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws, based on the suitability and investment representations made by the Parties The Byzen Shares and the 100BIO Units must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that the certificates representing the Byzen Shares and the 100BIO Units (if any any) will bear a legend in substantially the following form so restricting the sale of such securities:

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The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

REPRESENTATIONS AND WARRANTIES OF BYZEN

Byzen represents, warrants and agrees that all statements in the following subsections of this Article II are true and complete as of the date hereof.

Corporate Organization.

Byzen is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of Byzen. “Material Adverse Effect” means, when used with respect to a Party, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of such Part or materially impair the ability of such Party to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

Copies of the Articles of Incorporation and Bylaws of Byzen with all amendments thereto, as of the date hereof (the “Byzen Charter Documents”), have been, or will be upon request, furnished to 100BIO and such copies are accurate and complete as of the date hereof.

Capitalization of Byzen.

The authorized capital stock of Byzen consists of: (i) 190,000,000 shares of common stock, par value $0.001, of which 103,408,516 shares of common stock are issued and outstanding; and (ii) 10,000,000 shares of preferred stock, par value $0.001, of which there are no shares of preferred stock which are issued and outstanding.

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All of the issued and outstanding shares of common stock of Byzen immediately prior to the Exchange are, and the Byzen Shares when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder.

Authorization,,Validity and Enforceability of Agreements. Byzen has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the “Agreements”) to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by Byzen and the consummation by Byzen of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Byzen, and no other corporate proceedings on the part of Byzen are necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of Byzen and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Byzen does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, resulting from the issuance of the Byzen Shares in connection with the Exchange.

No Conflict or Violation. Neither the execution and delivery of the Agreements by Byzen, nor the consummation by Byzen of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the Byzen charter documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which Byzen is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Byzen is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of Byzen’s assets, including without limitation, the Byzen Shares.

Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Byzen, currently threatened against Byzen or any of its affiliates, that may affect the validity of this Agreement or the right of Byzen to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. Neither Byzen nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

Financial Statements. Byzen’s financial statements for the fiscal year ended December 31, 2019 (the “Financial Statements”) as set forth on the Annual Report of Byzen filed on February 26, 2020 (the “Annual Report”) with the OTC Markets have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis. The Financial Statements fairly present the financial condition and operating results of Byzen as of the date, and for the period, indicated therein.

No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by Byzen to arise, between Byzen and any accountants and/or lawyers formerly or presently engaged by Byzen. Byzen is current with respect to fees owed to its accountants and lawyers.

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Absence of Undisclosed Liabilities. Except as specifically disclosed herein or in the Annual Report: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) Byzen has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than incurred in the ordinary course of business; (C) Byzen has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) Byzen has not made any loan, advance or capital contribution to or investment in any person or entity; and (E) Byzen has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business.

REPRESENTATIONS AND WARRANTIES OF 100BIO

100BIO represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to 100BIO, are true and complete as of the date hereof.

Organization. 100BIO is a limited liability company duly organized, validly existing, and in good standing under the laws of California and has the power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of 100BIO’s Amended and Restated Operating Agreement (the “Operating Agreement”) or similar documents. 100BIO has taken all actions required by law, the Operating Agreement or otherwise to authorize the execution and delivery of this Agreement. 100BIO has full power, authority, and legal capacity and has taken all action required by law, and otherwise to consummate the transactions herein contemplated.

Authorized Units. The 100BIO Units, when issued, will be validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. The 100BIO Units will represent 51% of the outstanding capital of 100BIO after giving effect to the issuance of the 100BIO Units and there are no outstanding rights on the part of any person to acquire any membership units or other capital interests in 100BIO ...

No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which 100BIO is a party or to which any of its assets, properties or operations are subject.

Enforceability of Agreements. The Agreements constitute the valid and legally binding obligation of 100BIO and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. 100BIO does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, resulting from the issuance of the 100BIO Shares in connection with the Exchange.

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No Conflict or Violation. Neither the execution and delivery of the Agreements by 100BIO, nor the consummation by 100BIO of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the 100BIO charter documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which 100BIO is subject; or (iii) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of 100BIO’s assets, including without limitation, the 100BIO Shares.

Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of 100BIO, currently threatened against 100BIO or any of its affiliates, that may affect the validity of this Agreement or the right of 100BIO to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. Neither 100BIO nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

Absence of Undisclosed Liabilities. Except as specifically disclosed in writing to Byzen: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect to 100BIO; (B) 100BIO has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than incurred in the ordinary course of business; (C) 100BIO has not declared or made any dividend or distribution of cash or property to its members purchased, redeemed or made any agreements to purchase or redeem any shares of its capital..

CONDITIONS TO OBLIGATIONS OF 100BIO

The obligations of the 100BIO to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Shareholder, as in its sole discretion:

Representations and Warranties of Byzen. All representations and warranties made by Byzen in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Agreements and Covenants. Byzen shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

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Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Byzen shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Documents. Byzen must have caused the following documents to be delivered to 100BIO

A share certificate evidencing the Byzen Shares registered in the name of the Shareholder; this Agreement duly executed;

such other documents as the Shareholder may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of Byzen, (B) evidencing the performance of, or compliance by Byzen with any covenant or obligation required to be performed or complied with by Byzen, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

An Employment Agreement between Byzen and Jean So (the “So Employment Agreement”) pursuant to which Jean So will become ______ of BYZEN and 100BIO on terms and in form acceptable to the Parties.

The filing of a Certificate of Determination with respect to the Series A Redeemable Preferred Stock containing such rights, preferences and other terms reasonably acceptable to 100BIO

No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to Byzen.

CONDITIONS TO OBLIGATIONS OF BYZEN

The obligations of Byzen to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Byzen in its sole discretion:

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Representations and Warranties of 100BIO All representations and warranties made by 100BIO shall be true and correct on and as of the Closing Date.

Agreements and Covenants. 100BIO shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of 100BIO shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Documents. 100BIO must deliver to Byzen at the Closing:

This Agreement to which 100BIO is a party, duly executed;

such other documents as Byzen may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of 100BIO, (B) evidencing the performance of, or compliance by 100BIO with, any covenant or obligation required to be performed or complied with by 100BIO, , (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

So Employment Agreement. The So Employment Agreement shall be executed by the Parties thereto and a copy delivered to Byzen.

Amendment to Operating Agreement. The Operating Agreement shall have been amended to increase the number of managers to [5] of which [3] shall be designated by Byzen and [2] shall be designated by So.

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No Liabilities. 100BIO will have no material liabilities except as disclosed and acceptable by Byzen.

No Material Adverse Change. There will not have been any material adverse change in the financial condition, operations, busines prospects, employee relations, customer relations, assets, liabilities or income of 100BIO.

SURVIVAL AND INDEMNIFICATION

Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

POST-CLOSING MATTERS

Audit of 100BIO Financials. As soon as practicable after the Closing, ,at its cost, Byzen shall arrange for (a) the audit of the financial statements of 100BIO for the fiscal years required in connection with the Regulation A offering to be conducted by Byzen (the “Offering”) and (b) a review by the auditors of any stub period financial statements (the “Financial Statements”).

The Offering. As soon as practicable after completion of the Financial Statements, Byzen shall prepare and file with the Securities and Exchange Commission an offering circular on Form 1-A for the Offering of up to $5,000,000 of its securities. Byzen shall use a portion of the net proceeds from the Offering to redeem shares of the Preferred Stock as provided in the Certificate of Determination with respect thereto.

Redemption Proceeds. All of the proceeds from the redemption of the Preferred Stock shall be used to execute the business plan and finance the operations of 100BIO and capital equipment expenditures as determined from time to time by the managers of 100BIO. This provision shall survive any transfer of the Byzen Shares.

MISCELLANEOUS PROVISIONS

Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

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Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by each Party, as incurred respectively.

Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to 100BIO, to:

Jean So

With a copy to (which copy shall not constitute notice)

If to Byzen, to:

Byzen Digital, Inc.

549 4th Street

Manhattan Beach, CAS 90266.

Attn Dan Bates

With a copy to (which copy shall not constitute notice):

David Ficksman, Esq

1801 Century Park East, Suite 1600

Los Angeles, California 90067

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.3 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 8.3.

Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement. For avoidance of doubt, no representation has been made by or on behalf of Byzen as to the tax effects of the transactions contemplated by this Agreement.

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Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of California, and/or the U.S. District Court for the Central District of California, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 8.3.

Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California without giving effect to the choice of law provisions thereof.

Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

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[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

100BIO. LLC

By
Name:	Jean So

BYZEN DIGITAL, INC. (“Byzen”)

By
Name:	Dan Bates
Title:	President

)
By

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